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                                                               Exhibit 12
                                                               ----------
                          PACIFIC BELL AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                            -----------------------------------------------
                              1993      1992      1991      1990      1989
                            -------   -------   -------   -------   -------
1. Earnings
   --------
   (a) Income before
       Interest Expense      $ 447     $1,591    $1,427    $1,541    $1,698

   (b) Federal Income
       Taxes                   (68)       458       416       446       532

   (c) State and local
       Income Taxes             11        149       157       178       205

   (d) 1/3 Operating
       Rental Expense           37         35        33        33        30
                            -------   -------   -------   -------    ------
       Total                 $ 427     $2,233    $2,033    $2,198    $2,465

2.  Fixed Charges
    -------------
   (a) Total Interest
       Deductions              429     $  460    $  485    $  501    $  504

   (b) 1/3 Operating
       Rental Expense           37         35        33        33        30
                            -------   -------   -------   -------   -------
       Total                   466     $  495    $  518    $  534    $  534

3.  Ratio (1 divided by 2)      .92*     4.51      3.92**    4.12      4.62


* This figure reflects the restructuring and curtailment charges totaling $924 million after taxes taken in the fourth quarter 1993.

** This figure reflects the restructuring charges of $121 million after taxes taken in fourth quarter 1991.